EXHIBIT 99.1

United-Guardian Declares Record Dividend

HAUPPAUGE, N.Y., Nov. 18, 2021 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on November 16, 2021, declared a cash dividend of $0.65 per share, which will be paid on December 7, 2021, to all stockholders of record on November 29, 2021.

Ken Globus, President of United-Guardian, stated, “Despite how difficult 2020 was for many companies, we have been fortunate enough to have recovered much of the sales volume we lost when the pandemic was at its worst last year, and we expect to end the year with significantly better financial results than we had in 2020. Based on our year-to-date earnings, as well as our expectations for a strong fourth quarter, the Board of Directors concluded that the company’s financial position was strong enough to not only pay a second dividend this year, but also to increase that dividend. Accordingly, at its meeting on November 16th the Board declared a dividend of $0.65 per share, an increase of 35% over the $0.48 per share dividend the company paid earlier this year, and an 81% increase over the $0.36 per share dividend the company paid in December 2020. This is the largest dividend the company has ever paid, and brings the total dividends paid this year to $1.13, a new high for the company for regular dividends paid in any year. In making this decision the Board took into consideration the company’s capital requirements for the near future, as well as the continuing impact the pandemic could have, particularly in regard to supply chain issues. The Board is confident that the company will be able to handle these issues and will remain in excellent financial condition going into 2022.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Ken Globus
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.